Exhibit 10(q)(6)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION PLAN

The American Jobs Creation Act of 2004 requires certain changes to plan provisions effective January 1, 2005; therefore the plan is amended as follows:

1.	The first paragraph is revised by adding the following:

All Credits in Participants’ accounts as of December 31, 2004, including any Earnings Credits thereon after December 31, 2004, shall continue to be subject to all Plan provisions in effect as of that date.

2.	The following definitions are added:

“Key Employee” means a Key Employee as defined in Section 409A of the Internal Revenue Code, or pursuant to any regulations promulgated thereunder, for whom a distribution of Plan benefits is required to be delayed.

“Post-2004 Credits” means Salary Reduction Credits, Additional Salary Reduction Credits, Incentive Compensation Deferral Credits, and Matching Company Credits credited to a Participant’s account on and after January 1, 2005, including any Earnings Credits on such amounts. Notwithstanding anything herein to the contrary, Post-2004 Credits also include all Credits of any Participant with less than three (3) years of Continuous Service as of January 1, 2005.

3.	Section 8.2 is revised by adding the following:

All distributions of Post-2004 Credits made pursuant to the termination of the Participant’s Continuous Service by reason other than retirement, or to the extent such Post-2004 Credits are valued equal or less than $50,000, shall be paid to the Participant as soon as administratively practical in a lump sum.

4.	Section 8.3 is revised by adding the following:

All distributions of Post-2004 Credits made pursuant to the termination of the Participant’s Continuous Service by reason of retirement and to the extent such Post-2004 Credits are valued more than $50,000, shall be paid to the Participant in ten (10) annual installments, unless the Participant made an irrevocable election for a different distribution option as of the later of: i. June 30, 2005 or ii. within 30 days after becoming a Participant.

5.	A new Section 8.8 is added as follows:

8.8 To the extent a Participant is a Key Employee, any distribution to the Participant, will be delayed until the first day of the seventh month following the date that the distribution would otherwise have begun. Other than Earnings Credits, no other Credits will be applied to the Participant’s account during that time.

6.	In all other respects, the Plan is ratified and confirmed.